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                           AMENDED AND RESTATED
                         1996 INCENTIVE STOCK PLAN

     1. PURPOSE. The Amended and Restated 1996 Incentive Stock Plan (the "Plan") amends and restates the 1996 Incentive Stock Plan adopted on August 30, 1996. The Plan is intended to provide incentives which will attract and retain highly competent persons as officers, key employees, directors and independent consultants of Preferred Payment Systems, Inc., a Delaware corporation (the "Company"), and its subsidiaries, including Preferred Payment Systems, L.L.C., by providing them opportunities to acquire shares of Common Stock of the Company ("Common Stock") or to receive monetary payments based on the value of such shares pursuant to the Benefits described herein.

     2. ADMINISTRATION. The Plan will be administered by the Compensation Committee of the Board of Directors of the Company (the "Committee"), appointed by the Board from among its members. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Benefits granted hereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all participants and their legal representatives. No member of the Board, no member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or, except in circumstances involving his or her bad faith, gross negligence or fraud, for any act or failure to act by the member or employee.

     3. PARTICIPANTS. Participants will consist of such key employees (including officers and directors) and independent consultants of the Company or its subsidiaries as the Committee in its sole discretion determines to be significantly responsible for the success and future growth and profitability of the Company and whom the Committee may designate from time to time to receive Benefits under the Plan. Designation of a participant in any year shall not require the Committee to designate such person to receive a Benefit in any other year or, once designated, to receive the same type or amount of Benefit as granted to the participant in any year. The Committee shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective Benefits.

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     4.   TYPE OF BENEFITS.  Benefits under the Plan may be granted in any one or a combination of (a) Incentive Stock Options and (b) Non-qualified Stock Options.

     5. SHARES RESERVED UNDER THE PLAN. There is hereby reserved for issuance under the Plan an aggregate of 325,000 shares of Common Stock, which may be authorized but unissued or treasury shares. Any shares subject to stock options or issued under such options may thereafter be subject to new options under this Plan if there is a lapse, expiration or termination of any such options prior to issuance of the shares or if shares are issued under such options, and thereafter are reacquired by the Company without consideration pursuant to rights reserved by the Company upon issuance thereof.

     6. STOCK OPTIONS. Incentive Stock Options and Non-qualified Stock Options will consist of stock options to purchase Common Stock at purchase prices not less than 100% of the fair market value of the Common Stock on the date the option is granted. Incentive Stock Options granted to a participant that holds more than 10% of the issued and outstanding shares of Common Stock ("Ten Percent Holders") will consist of stock options to purchase Common
Stock at purchase price not less than 110% of the fair market value of the Common Stock on the date the option is granted. Said purchase price may be paid by check or, in the discretion of the Committee, by the delivery (or certification of ownership) of shares of Common Stock of the Company. In the discretion of the Committee, payment may also be made by delivering a properly executed exercise notice to the Company, together with a copy of the irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price. All stock options granted hereunder shall become vested and exercised in installments at such times as shall be determined by the Committee at the date of grant. Non-qualified Stock Options shall be exercisable not later than fifteen years after the date they are granted; Incentive Stock Options shall be exercisable not later than ten years after the date they are granted; and Incentive Stock Options granted to Ten Percent Holders shall be exercisable not later than five years after the date they are granted. In the event of termination of employment, all stock options shall terminate at such times and upon such conditions or circumstances as the Committee shall in its discretion set forth in such option at the date of grant or subsequently. The aggregate fair market value (determined as of the time the option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under all option plans of the Company and its subsidiary corporations) shall not exceed $100,000.

     Options designated as "incentive stock options" that fail to continue to meet the requirements of Section 422 of the Internal Revenue Code shall be redesignated as nonqualified options for

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Federal income tax purposes automatically without further action by the
Committee on the date of such failure to continue to meet the requirements of
Section 422 of the Code.

     The Committee may provide, either at the time of grant or subsequently, that a stock option include the right to acquire a replacement stock option upon exercise of the original stock option (in whole or in part) prior to termination of employment of the participant and through payment of the exercise price in shares of Common Stock. The terms and conditions of a replacement option shall be determined by the Committee in its sole discretion.

     7.   ADJUSTMENT PROVISIONS.

          (a) If the Company shall at any time change the number of issued shares of Common Stock without new consideration to the Company (such as by stock dividends or stock splits), the total number of shares reserved for issuance under this Plan and the number of shares covered by each outstanding Benefit shall be adjusted so that the aggregate consideration payable to the Company and the value of each such Benefit shall not be changed. The Committee may also provide for the continuation of Benefits or for other equitable adjustments after changes in the Common Stock resulting from reorganization, sale, merger, consolidation or similar occurrence.

          (b) Notwithstanding any other provision of this Plan, and without affecting the number of shares otherwise reserved or available hereunder, the Committee may authorize the issuance or assumption of Benefits in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

          (c) In the case of any merger, consolidation or combination of the Company with or into another corporation, other than a merger, consolidation or combination in which the Company is the continuing corporation and which does not result in the outstanding Common Stock being converted into or exchanged for different securities, cash or other property, or any combination thereof (an "Acquisition"):

               (i) any participant to whom a stock option has been granted under the Plan shall have the right (subject to the provisions of the Plan and any limitations applicable to such option) thereafter and during the term of such option, to receive upon exercise thereof the Acquisition Consideration (as defined below) receivable upon such Acquisition by a holder of the number of shares of Common Stock which might have been obtained upon exercise of such option or portion thereof, as the case may be, immediately prior to such Acquisition;

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     The term "Acquisition Consideration" shall mean the kind and amount of shares of the surviving or new corporation, cash, securities, evidence of indebtedness, other property or any combination thereof receivable in respect of one share of Common Stock of the Company upon consummation of an Acquisition.

     8. NONTRANSFERABILITY. Each Benefit granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the participant's lifetime, only by the participant. In the event of the death of a participant, each Benefit theretofore granted to him shall be exercisable within the period after his death established by the Committee at the time of grant (but not beyond the stated duration of the Benefit) and then only:

          (a) By the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant's rights under the Benefit shall pass by will or the laws of descent and distribution; and

          (b) To the extent that the deceased participant was entitled to do so at the date of his death.

Notwithstanding the foregoing, at the discretion of the Committee, an award of a Benefit may permit the transferability of the Benefit by the participant solely to members of the participant's immediate family or trusts or family partnerships for the benefit of such persons subject to such terms and conditions as may be established by the Committee.

     9. OTHER PROVISIONS. The award of any Benefit under the Plan may also be subject to such other provisions (whether or not applicable to the Benefit awarded to any other participant) as the Committee determines appropriate, including without limitation, provisions for the installment purchase of Common Stock under Stock Options, provisions to assist the participant in financing the acquisition of Common Stock, restrictions on resale or other disposition, provisions for the acceleration of exercisability of Benefits in the event of a change of control of the Company, provisions for the payment of the value of the Benefits to participants in the event of a change of control of the Company, provisions to comply with Federal and state securities laws, or understandings or conditions as to the participant's employment in addition to those specifically provided for under the Plan.

     10. RULES. The Committee may establish such rules and regulations as it considers desirable for the administration of the Plan.

     11. MANNER OF ACTION BY COMMITTEE. Except as required under that certain Convertible Note Purchase Agreement dated August 30, 1996, as is may be amended from time to time, among

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the Company, the Investors listed on Exhibit A thereto and the Shareholders listed on Exhibit B thereto, a majority of the members of the Committee qualified to act on a question may act by meeting or by writing signed without meeting and may execute, or delegate to one of its members authority to execute any instrument or document required. The Committee may delegate the performance of ministerial functions in connection with the Plan to such person or persons as the Committee may select. The costs of administration of the Plan will be paid by the Company.

     12. FAIR MARKET VALUE. For purposes hereof, fair market value of Common Stock shall be determined by the Committee as follows:

          (a) If the Common Share was traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite-transactions report for such date;

          (b) If the Common Share was traded over-the-counter on the date in question but was classified as a national market issue, then the Fair Market Value shall be equal to the last-transaction price quoted by the Nasdaq National Market system for such date;

          (c) If the Common Share was traded over-the-counter on the date in question but was not classified as a national market issue, then the Fair Market Value shall be equal to the mean between the last reported representative bid and asked prices quoted by the Nasdaq National Market system for such date; and

          (d) If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

     13. TAXES. The Company shall be entitled if necessary or desirable to pay or withhold the amount of any tax attributable to any amounts payable under the Plan after giving the person entitled to receive such amount notice as far in advance as practicable, and the Company may defer making payment as to any Benefit if any such tax may be pending until indemnified to its satisfaction. When a person is required to pay to the Company an amount required to be withheld under applicable tax laws in connection with exercises of Non-qualified Stock Options or other Benefits under the Plan, the Committee may, in its discretion and subject to such rules as it may adopt, permit such person to satisfy the obligation, in whole or in part, by electing to have the Company withhold shares of Common Stock having a fair market value equal to the amount required to be withheld.

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     14.  TENURE.  A participant's right, if any, to continue to serve the
Company and its subsidiaries as an officer, employee, or otherwise, shall not be enlarged or otherwise affected by his designation as a participant under the Plan.

     15. AMENDMENT AND TERMINATION. The terms and conditions applicable to any Benefit granted under the Plan may be amended or modified by mutual agreement between the Company and the participant or such other persons as may then have an interest therein. Also, by mutual agreement between the Company and a participant hereunder, or under any other present or future plan of the Company, stock options or other Benefits may be granted to such participant in substitution and exchange for, and in cancellation of, any Benefits previously granted such participant under this Plan, or any Benefit previously or hereafter granted to him under any other present or future plan of the Company. The Board of Directors may amend the Plan from time to time or terminate the Plan at any time. However, no action authorized by this paragraph shall reduce the amount of any existing Benefit or change the terms and conditions thereof without the participant's consent. The Board of Directors may amend the Plan in any respect without stockholder approval if stockholder approval is not then required to comply with applicable federal, state or other regulatory requirements.

     16. STOCKHOLDER APPROVAL. The Plan was adopted by the Board of Directors and the Stockholders of the Company on July 31, 1997. This Plan shall continue in effect until terminated by the Board pursuant to Section 18; provided, however, that no Incentive Stock Option shall be granted more than ten years after the date of the adoption of this Plan by the Board.